MANAGEMENT AGREEMENT

This Management Agreement (the “Management Agreement”) made as of October 22, 2011, by and between KeyMedia Management Inc., 269 S Beverly Drive 435 Beverly Hills, CA 90212, USA (KMM “) and Powerstorm Capital Corporation, 2321 Rosecrans Avenue, Suite 4265, El Segundo, CA 90245 (the “Company”).

WITNESSETH

WHEREAS, the Company requires and will continue to require Management services relating to management, strategic planning and marketing in connection with its business; and

WHEREAS, KMM to provide management and business strategies services to the Company. KMM declares that it has significant experience in business development, building and implementing corporate infrastructure and business strategies, funds raising and project financing strategic planning and marketing Management services and is desirous of performing such services for the Company; and

WHEREAS, the Company wishes to induce KMM to provide these Management services to the Company,

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.	APPOINTMENT.

The Company hereby engages KMM and KMM agrees to render services to the Company as a KMM upon the terms and conditions hereinafter set forth.

2.	TERM.

The term of this Management Agreement began as of the date of this Agreement, and shall terminate on December 31, 2013, unless earlier terminated in accordance with paragraph 7 herein or extended as agreed to between the parties.

3.	SERVICES.

During the term of this Agreement, KMM shall provide advice to, undertake for and consult with the Company concerning going public, management, marketing management, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its overall progress, needs and condition.

KMM agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

Advise the Company regarding the in the process to establish it self as a Public Company through a self filling process.

The implementation of short-range and long-term strategic planning to fully develop and enhance the Company’s assets, resources, products and services;

Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company;

The identification, evaluation, structuring, negotiating and closing of international joint ventures, strategic alliances, business acquisitions and advice with regard to the ongoing managing and operating of such acquisitions upon consummation thereof; and

Advice and recommendations regarding corporate financing including the structure, terms and content of bank loans, institutional loans, private debt funding, mezzanine financing, blind pool financing and other preferred and common stock equity private or public financing.

4.	DUTIES OF THE COMPANY.

The Company shall provide KMM, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by KMM, and shall advise KMM of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply KMM with full and complete copies of all financial reports, all fillings with all federal and state securities agencies; with full and complete copies of all stockholder reports; with all data and information supplied by any financial analyst, and with all brochures or other sales materials relating to its products or services.

5.	COMPENSATION.

The Company will retain KMM on a yearly non-recoupable fee of 120,000 Euro, payable in one or more installments. The first payment will be received not later than that the company was be successful in filling to become public and its ability to raise moneys in exes of $1.00.000. KMM shall invoice periodically.

KMM in providing the foregoing services shall be reimbursed for any pre-approved out-of-pocket costs, including, without limitation, Business class travel, lodging, telephone, postage and Federal Express charges.

6.	REPRESENTATIONS AND INDEMNIFICATION.

The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to KMM and acknowledges its awareness that KMM will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. KMM in the absence of notice in writing from the Company will rely on the continuing accuracy of material, information and data supplied by the Company. KMM represents that he has knowledge of and is experienced in providing the aforementioned services.

7.	MISCELLANEOUS.

Termination: Either Party upon written notice to the other Party may terminate This Agreement for any reason, which shall be effective five (5) business days from the date of such notice. This Agreement shall be terminated immediately upon written notice for material breach of this Agreement.

Modification: This Management Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Management Agreement may be amended only in writing signed by both Parties.

Notices: Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number, as the Party shall have furnished in writing to the other Party.

Waiver: Any waiver by either Party of a breach of any provision of this Management Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Management Agreement. The failure of a Party to insist upon strict adherence to any term of this Management Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Management Agreement.

Assignment: The Options under this Agreement are assignable at the discretion of the KMM.

Severability: If any provision of this Management Agreement is invalid, illegal, or unenforceable, the balance of this Management Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Disagreements: Any dispute or other disagreement arising from or out of this Management Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in Los Angeles, CA. Californian Law shall govern the interpretation and the enforcement of this Agreement as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party’s reasonable attorney’s fees incurred (as determined by the arbiter(s)).

N WITNESS WHEREOF, the Parties as of the date first above written have executed this Management Agreement.

POWERSTORM CAPITAL CORP.	KeyMedia Management (KMM)

/s/ AnamariaPruteanu CEO	/s/ Mike J Freni